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                                                                    Exhibit 4.13

      Neither the options granted pursuant to this Agreement nor any shares of Common Stock issuable upon the exercise of any such options have been registered under the Securities Act of 1933 and none of them may be transferred, nor will any assignee or endorsee of such options or shares of Common Stock be recognized as an owner thereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, with respect to such options or shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such options or shares shall be established to the satisfaction of the issuer. Neither the options granted pursuant to this Agreement nor any shares of Common Stock issuable upon the exercise of any such options may be sold or transferred except pursuant to an effective registration statement or similar qualification under applicable State securities laws, or unless it is established to the satisfaction of the issuer that such sale or transfer is in a transaction which is exempt under, or otherwise in compliance with, such laws. Neither the options granted pursuant to this Agreement nor any shares of Common Stock issuable upon the exercise of any such options may be sold, transferred, assigned or otherwise disposed of, except in accordance with the terms and conditions of a certain Stockholders' Agreement dated as of December 21, 1990 by and among the issuer, the holder of this option and the other stockholders named in such Stockholders' Agreement.

                               CVC HOLDINGS, INC.
                             c/o CVC Products, Inc.
                                  525 Lee Road
                              Rochester, N.Y. 14603

To: Christopher Mann

            1. OPTION GRANT. CVC Holdings, Inc. (the "Company") hereby grants to you, effective as of December 21, 1990 (the "Date of Grant"), in consideration of the payment to the Company of $3,350 (such being an aggregate of $.67 for each option to purchase a Share (as hereinafter defined) granted hereby), the receipt of which is hereby acknowledged by the Company, the option (this "Option") to purchase, in accordance with and subject to the terms and conditions set forth herein, 5,000 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), of the Company, at the exercise price of $25 per Share, subject to adjustment as hereinafter provided ("the Option Price"), such Option Price being, in the judgment of the Company, not less than one hundred percent (100%) of the fair market value of each such Share on the Date of Grant and intended to reflect the parties' best estimate as to what is likely to be not less than the fair market value of each such Share on the date of exercise of this Option.

            2. OPTION EXERCISE. This Option may be exercised by you from time to time, in part or in full (but subject to the provisions of subparagraph 2(b) and of Paragraph 4 below), at any time on or after the date hereof.

                  (a) This Option can be exercised only with respect to full Shares and only with respect to a minimum of 200 Shares at the time of any exercise.

                  (b) Any exercise of this Option must be in writing addressed to the Board of Directors of the Company at the principal place of business of the Company and delivered at least ten (10) business days prior to the proposed date of exercise, which writing shall indicate the number of Shares as to which this Option is being exercised and shall be accompanied by a certified or bank cashier's check payable to the order of the Company in the full amount of the aggregate Option Price of the Shares covered by such exercise.

            3. TERMINATION OF OPTION. The unexercised portion of this Option will automatically and without notice terminate and become null and void on the tenth anniversary of the date hereof, subject to earlier termination as hereinafter provided (the date on which the earliest of such events shall occur being herein referred to as the "Expiration Date").

            4. CERTAIN CONDITIONS TO EXERCISE. (a) This Option may be exercised by you only if on the date of exercise you satisfy the Company in such manner as the Company shall reasonably specify, that the Shares issuable upon such exercise may be issued to you pursuant to an exemption from the registration requirements of applicable federal and state securities laws.

                  (b) This Option may not be exercised if and so long as such exercise would subject the Company or any of its subsidiaries to any substantial risk under contracts or programs restricting foreign ownership or control of the Company or any of its subsidiaries or would subject the Company or any of its subsidiaries to other regulatory problems, in each case, as determined by the Company's Board of Directors.

            5. RESERVATION OF SHARES. The Company will at all times through the close of business on the Expiration Date reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued or treasury shares of Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of this Option, the number of Shares deliverable upon the exercise of this Option. The Company covenants that all Shares issued upon exercise of this Option shall, upon issuance in accordance with the terms of this Option, be fully paid and nonassessable.

            6. CERTAIN ADJUSTMENTS; MERGERS, CONSOLIDATIONS, ETC. (a) Notwithstanding any other provisions contained in this Agreement, in the event of the merger or consolidation of the Company, or reorganization or recapitalization of, stock dividend on, stock split, split-up, split-off, spin-off or combination of, shares of Common Stock, appropriate adjustments shall be made by the Board of Directors of the Company as to the number of Shares and/or the exercise price per Share subject to this Option, as shall be equitable to prevent reduction or enlargement of rights under this Option, and the determination of the Board of Directors as to such matters shall be conclusive and binding. References in this Agreement to Shares shall include any such securities or other property (including cash) into which Shares of Common Stock may be changed pursuant to or in accordance with the preceding sentence through merger, consolidation,


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reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, or combination of shares.

                  (b) If (i) the Board of Directors of the Company approves a consolidation or merger of the Company or any substantial subsidiary of the Company with another corporation and a change in control in the Company is effected in connection therewith, or (ii) the Board of Directors approves the sale of all or substantially all of the property or assets of the Company or of any substantial subsidiary of the Company, or (iii) more than fifty percent (50%) of the total combined voting power of all classes of stock of the Company normally entitled to vote for the election of directors of the Company is acquired by a person, firm or corporation or cooperating group of such individuals or entities, other than the Initial Stockholders or their Groups (as such terms are defined in the Stockholder's Agreement (as hereinafter defined)), the Board of Directors shall have the right to terminate this Option (in which event such Option shall not be subject to the above described adjustments in subparagraph (a)) by causing written notice of such termination to be given to you at least fifteen (15) days prior to the earlier of (A) the date on which such consolidation, merger or acquisition of assets or stock is expected to become effective, or (B) if different from the date specified in subclause (A) above, the date as of which a record will be taken to determine the holders of shares of Common Stock who shall be entitled to exchange such shares for securities or other property (including cash) deliverable upon such consolidation, merger or acquisition of assets or stock. Such notice shall be deemed duly given when given as provided below, and failure to give such notice, or a defect therein, shall not affect the termination of this Option.

                  (c) If the Board of Directors shall determine to cause the termination of this Option pursuant to subparagraph (b) above upon the occurrence of an event described in said subparagraph (b), and shall not provide a period during which this Option will be exercisable in full prior to such termination of this Option or in the event the restrictions set forth in Paragraph 4 shall apply to the Options to be terminated, then, upon the occurrence of such event and the actual consummation of the applicable consolidation, merger or sale, this Option shall terminate and you shall receive, with respect to each Share subject to this Option, an amount per Share equal to the excess of the fair market value of each such Share immediately prior to the occurrence of such transaction over the exercise Option Price per Share; such amount to be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Board of Directors, in its sole discretion, shall determine.

            7. RESTRICTIONS ON TRANSFERS. (a) This Option is not transferable by you, and is exercisable only by you, and may not be sold, assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) except if and to the extent expressly permitted pursuant to the Stockholders' Agreement (the "Stockholders' Agreement") dated as of the date hereof among the Company and each of the holders of shares of capital stock of the Company named therein, and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option or any interest herein, and the levy of any attachment or similar proceeding upon this Option or any


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

interest herein, shall be null and void and without effect except as provided in the preceding sentence.

                  (b) The Company may postpone the time of delivery of certificates for the shares issuable upon the exercise of this Option for such additional time as the Company shall deem necessary or desirable to enable it to comply with the listing requirements of any securities exchange or the National Association of Securities Dealers, Inc. upon which shares of the Company may then or are then contemplated to be listed, or the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to the authorization, issuance or sale of securities.

                  (c) You acknowledge that all of the restrictions on the sales of the Options and/or shares acquirable upon the exercise of any Options and the representations and warranties made by you in the Stockholders' Agreement and in the Subscription Agreement, dated as of the date hereof, between you and the Company are incorporated herein by reference as if set forth in full herein.

            8. MISCELLANEOUS. (a) You shall not have any rights to dividends or any other rights of a stockholder with respect to any shares subject to this Option, except to the extent that you have paid for such Shares and a certificate for such shares shall have been actually issued in your name upon the due, proper and timely exercise of this Option as provided for herein.

                  (b) Each notice relating to this Option shall be in writing and delivered in person or by certified mail, return receipt requested, to the proper address. All notices to you shall be addressed to you at your address below specified. All notices to the Company shall be addressed to the Company at the address set forth on the first page of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given to the other party in accordance with this subparagraph
(b).

                  (c) You understand that, upon exercise of this Option, you will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares purchased over the Option Price for such Shares. Your employer may withhold tax from your current compensation with respect to such income; to the extent that your then current compensation is insufficient to satisfy the withholding tax liability, you will be required to make a cash payment to cover such liability as a condition of exercise of this Option.

                  (d) If this Option shall be mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution for and upon cancellation of the mutilated Option, or in lieu of and in substitution for the Option lost, stolen or destroyed, a new Option of like tenor and denomination, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Option and such indemnity and, if requested by the


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Company, such bond, as shall in each case be satisfactory to the Company. You must also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe in connection with such issuance.

                  (e) This Option shall be governed and construed in accordance with the substantive laws of the State of New York applicable to contracts executed, delivered and to be fully performed in the State of New York, without giving effect to contrary provisions regarding conflict of laws.

                  (f) This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators, successors and legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. You may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of your rights hereunder except if and to the extent expressly permitted by the Stockholders' Agreement referred to above, and any such attempted prohibited delegation or disposition shall be null and void and without effect.

                  (g) This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

                  (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  (i) The paragraph headings contained herein are for the purposes of convenience only, are not intended to define or limit the contents of said paragraphs and are not part of this Agreement.


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                  (j) By signing below, you hereby accept this Option subject to all of the terms and provisions hereof and acknowledge all of the representations, warranties and agreements set forth above. This Option shall not be effective until you have signed this Option and delivered it to the Company.

            IN WITNESS WHEREOF, CVC Holdings, Inc. has caused this Option to be executed as of the day of December 21, 1990.

                                    CVC HOLDINGS, INC.


                                    By: /s/ CHRISTINE B. WHITMAN
                                        ---------------------------------

ACCEPTED AND AGREED TO:


/s/ CHRISTOPHER MANN
-------------------------------
(716) 225-7248
702 WERTH GREECE RD
ROCHESTER, NY 14026
-------------------------------
[Address]


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